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                                                                    EXHIBIT 99.1


PRANDIUM, INC. elects not to make interest payments on notes
- Continues negotiations with note holders -

Irvine, California - February 15, 2001 - Prandium, Inc. (OTC BB: PDIM) announced today that, in conjunction with advice from its Crossroads advisors, it's subsidiary FRI-MRD Corporation has elected not to pay the semi-annual interest payments past due on its 15% Senior Discount Notes maturing January 24, 2002 and 14% Senior Secured Discount Notes maturing January 24, 2002. Prandium also announced that it does not intend to pay the interest payment that came due on February 1, 2001 with respect to its 9.75% Senior Notes maturing February 1, 2002 and 10.875% Senior Subordinated Discount Notes maturing February 1, 2004.

Under the terms of the note agreements governing the FRI-MRD debt, this non-payment of interest has become an "Event of Default" and the holders of such debt have become entitled to certain rights. The grace period for the failure to pay interest on the Prandium notes will expire on March 3, 2001, after which this nonpayment will also become an "Event of Default" that entitles the holders of such debt to certain rights.

Prandium Chairman, CEO and majority shareholder Kevin S. Relyea commented, "We continue our negotiations with certain note holders. Although these types of issues can be difficult, we believe that the strength of our brands and the talent of our team will enable us to fashion a plan that will work on a go-forward basis. We met with all of our company and restaurant management last week and as a result believe that they are supportive and very focused on executing our plan. As a team we have committed that during this process, our customers will continue to receive 100% of the service they have come to expect. We have put an exciting business plan in place for 2001 and are as committed as ever to competing for our customer's business. Working with our available cash balance, we expect to continue meeting our other financial obligations."

Prandium* operates a portfolio of full-service and fast-casual restaurants including Koo Koo Roo(R), Hamburger Hamlet(R), and Chi-Chi's(R) in the United States and also licenses its concepts outside the United States. Prandium, Inc. is headquartered in Irvine, California.

Forward looking statements and comments in this press release are made pursuant to the safe harbor provisions of the Federal securities laws. Such statements relating to, among other things, the company's abilities to successfully restructure its capital, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks are further discussed in the periodic reports and registration statements filed by Prandium, Inc. from time to time with the Securities and Exchange Commission.

Brand or product names are registered trademarks or service marks of their respective holders. (C) Prandium, Inc. 2001. All rights reserved.

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